Filed pursuant to Rule 424(b)(5)
Registration No. 333-175006

PROSPECTUS SUPPLEMENT
(To Prospectus dated July 1, 2011)

7,894,737 Shares of Common Stock

We are offering 7,894,737 shares of our common stock, par value, $0.000666 per share, pursuant to this prospectus supplement and the accompanying prospectus.

Our common stock is listed on the NYSE AMEX under the symbol “LODE.” The last reported sale price of our common stock on the NYSE AMEX on February 3, 2012 was $1.84 per share.

We have granted the underwriters an option to purchase up to an additional 1,184,211 shares of our common stock at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus supplement to cover overallotments.

Investing in our common stock involves significant risk. Please read carefully the section entitled “Risk Factors” beginning on page S-6 of this prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC” or the “Commission”) nor any state securities commission has approved or disapproved of the common stock or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$1.9000	$15,000,000
Underwriting Discount	$0.1172	$925,263
Proceeds to Us, Before Expenses	$1.7828	$14,074,737

The underwriters expect that the shares of common stock will be available for delivery in book-entry form through the facilities of The Depository Trust Company on or about February 10, 2012.

Joint Book-Running Managers

Global Hunter Securities	Moelis & Company	Aegis Capital Corp

The date of this prospectus supplement is February 9, 2012.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the terms of this offering and information concerning Comstock Mining Inc. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. If the description of this offering varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement, which supersedes the information in the accompanying prospectus. This prospectus supplement contains information about the securities offered in this offering and may add, update or change information in the accompanying prospectus. We may also authorize one or more “free writing prospectuses” (i.e., written communications concerning the offering that are not part of this prospectus supplement) that may contain certain material information relating to this offering. Before you invest in the common stock offered under this prospectus supplement, you should carefully read both this prospectus supplement and the accompanying prospectus together with additional information under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus or any free writing prospectus that we may provide. We have not authorized anyone to provide you with different information. If anyone provides you with different or additional information, you should not rely on it. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus that we may provide or any document incorporated by reference is accurate as of any date other than the date mentioned on the cover page of these documents. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus supplement and the accompanying prospectus to the terms “we,” “us,” “Comstock” or “the Company” or other similar terms mean Comstock Mining Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934. We file reports, proxy statements and other information with the SEC. Our Commission filings are available over the Internet at the SEC’s website at http://www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room.

We make available, free of charge, on our website at http://www.comstockmining.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The contents of our website are not part of this prospectus supplement or the accompanying prospectus, and the reference to our website does not constitute incorporation by reference into this prospectus supplement or the accompanying prospectus of the information contained at that site, other than documents we file with the Commission that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and information that we file later with the Commission will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus shall be deemed to be modified or superseded to the extent that a statement contained in or omitted from this prospectus supplement or the accompanying prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by

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reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

We incorporate by reference the documents listed below and any future documents that we file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement:

(a)	Our annual report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Commission on April 15, 2011 (the “2010 Form 10-K”);
(b)	Our quarterly report on Form 10-Q for the period ended March 31, 2011, filed with the Commission on May 16, 2011 (the “First Quarter Form 10-Q”);
(c)	Our quarterly report on Form 10-Q for the period ended June 30, 2011, filed with the Commission on September 2, 2011 (the “Second Quarter Form 10-Q”);
(d)	Amendment No. 1 to the Second Quarter Form 10-Q on Form 10-Q/A, filed with the Commission on September 2, 2011;
(e)	Our quarterly report on Form 10-Q, for the period ended September 30, 2011, filed with the Commission on November 14, 2011 (the “Third Quarter Form 10-Q”);
(f)	Our current report on Form 8-K, filed with the Commission on December 23, 2011;
(g)	Our current report on Form 8-K, filed with the Commission on December 21, 2011;
(h)	Our current report on Form 8-K, filed with the Commission on October 6, 2011;
(i)	Our current report on Form 8-K containing Items 1.01 and 9.01, filed with the Commission on August 11, 2011;
(j)	Our current report on Form 8-K, filed with the Commission on June 29, 2011;
(k)	Our current report on Form 8-K, filed with the Commission on June 8, 2011;
(l)	Our current report on Form 8-K, filed with the Commission on April 14, 2011;
(m)	Our current report on Form 8-K, filed with the Commission on March 31, 2011;
(n)	Our current report on Form 8-K/A, filed with the Commission on January 12, 2011;
(o)	Our current report on Form 8-K, filed with the Commission on January 10, 2011;
(p)	Our proxy statement on Schedule 14A, filed with the Commission on June 8, 2011; and
(q)	The description of our common stock contained in our Form 8-A (File No. 001-35200), filed with the Commission under Section 12 of the Exchange Act on June 8, 2011 (the “Form 8-A”).

We will not, however, incorporate by reference in this prospectus supplement or the accompanying prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports. Without limiting the generality of the preceding sentence, Item 7.01 of our current report on Form 8-K, filed June 29, 2011 (as amended on Form 8-K/A on January 25, 2012) and our current report on Form 8-K, filed November 2, 2011 (as amended on Form 8-K/A on January 25, 2012) are not incorporated by reference into this prospectus supplement or the accompanying prospectus.

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We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost if you submit a request to us by writing or telephoning us at the following address and telephone number:

Comstock Mining Inc.
P.O. Box 1118
Virginia City, Nevada 89440
Attention: Investor Relations
Telephone: (775) 847-5272

FORWARD-LOOKING STATEMENTS

The information appearing under “Statement Regarding Forward Policy Statements” in the 2010 Form 10-K and the Third Quarter Form 10-Q, is hereby incorporated by reference.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. We urge you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the section entitled “Risk Factors” and the financial statements and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

The Company

The Company is a Nevada-based, gold and silver mining company with extensive, contiguous property in the historic Comstock and Silver City mining districts (collectively, the “Comstock District”). The Comstock District is located within the western portion of the Basin and Range Province of Nevada, between Reno and Carson City. The Company began acquiring properties and developing projects in the Comstock District in 2003. Since then, the Company has consolidated a substantial portion of the Comstock District, secured permits, built an infrastructure and brought its initial exploration projects into test mining production. The Company produced over 12,000 ounces of gold and over 53,000 ounces of silver in 2004-2006, at our existing heap leach processing facilities. Our test mining activities were concluded in January 2007, when, based on our longer-term production plans, we prioritized land consolidation and mine planning.

The goal of our strategic plan is to deliver stockholder value by validating qualified resources (measured and indicated) and reserves (probable and proven) of 3,250,000 gold equivalent ounces by 2013, and commence commercial mining and processing operations with annual production rates of at least 20,000 gold equivalent ounces with respect to the Company’s existing exploration targets.

Because of the Comstock District’s historical significance, the geology is well known and has been extensively studied by the Company, our advisors and many independent researchers. We believe that we have amassed the largest known library of historical and current data and detailed surface mapping of Comstock District properties. We use such data in conjunction with our drilling programs to expand our understanding of the Comstock District’s structural geology as well as its broader geological footprint.

In excess of 1,100 reverse circulation (RC) and core holes have been drilled by the Company and its predecessors. The data provided has furthered our knowledge of the region’s mineralization and provided the information used to develop a starter mine plan in our Lucerne Resource Area. In our exploration and development campaigns, all drilling, surface and down-hole surveying, hole abandonment, geologic logging, sampling, and assays were performed to industry-recognized standards. We also have drill results from over 300 holes at the Dayton-Alhambra-Kossuth claims in our Dayton Resource Area.

Our Lucerne Resource Area, the proposed site of our first commercial mining activities, is located in Storey County, Nevada, approximately three miles south of Virginia City, Nevada and 30 miles southeast of Reno, Nevada. Our Dayton Resource Area, the proposed site for our second commercial mining activities, is located in Lyon County Nevada, approximately six miles south of Virginia City. Access to the properties is by State Route 342, a paved highway.

We continue acquiring additional properties in the Comstock District, expanding our footprint and creating opportunities for exploration and mining. The Company now owns or controls approximately 6,099 acres of lode mining claims in the Comstock District. The acreage is comprised of 999 acres of patented claims (private lands) and 5,100 acres of unpatented claims, which the Bureau of Land Management (“BLM”) administers. The Company also owns a heap leach processing facility that will be redesigned and modified to accommodate our new production plans.

Strategic Plan

In April 2010, the Board approved a strategic plan designed to restructure and recapitalize the Company, accelerate mine development and production and continue exploration. Since then, we have accomplished all of the key milestones contemplated by the strategic plan within the time frame contemplated to date, including:

•	operational and management restructuring, including the appointment of a new chief executive officer, chief accounting officer, controller, vice president of strategic resource planning, vice president of operations, metallurgical process manager, senior mine planner and director of environmental and regulatory management;
•	the 200:1 reverse stock split of all common shares outstanding;
•	the acquisition of ownership or control of more than 1,800 acres, leading to substantial increases in the Company’s measured, indicated and inferred resources;
•	balance sheet restructuring, including the exchange of approximately $29.4 million of secured convertible indebtedness for convertible preferred equity;
•	an equity capital raise of approximately $35.75 million through the issuance of convertible preferred equity;
•	listing of the Company’s common stock on the NYSE Amex LLC exchange; and
•	obtaining key required permits for exploration and drilling purposes.

As part of the strategic plan, the Company has scheduled the exploration and development drilling intended to validate mine design and identify qualified resources and reserves with three intermediate objectives of validating measured and indicated resources containing 1,000,000 gold equivalent ounces, 1,500,000 gold equivalent ounces, and 2,000,000 gold equivalent ounces, respectively, and the long term planned objective of 3,250,000 gold equivalent ounces to be achieved in 2013, with an annual run rate of at least 20,000 gold equivalent ounces with respect to the Company’s existing exploration targets. The Company has already met the first two intermediate exploration objectives. The Company has scheduled the start of production operations in 2012.

Related Party Transactions

Northern Comstock LLC

On October 20, 2010, the Company entered into an operating agreement to form Northern Comstock LLC (“Northern Comstock”) with Mr. Winfield, a shareholder of the Company, and an entity controlled by Mr. Winfield, DWC Resources, Inc. (“DWC”). As part of the operating agreement, the Company obtained the exclusive rights of production and exploration on certain property formerly owned by DWC in Storey County, Nevada (the “DWC Property”) and two parcels leased by Mr. John Winfield in Storey County, Nevada from the Sutro Tunnel Company (the “Sutro Property”) and Virginia City Ventures (the “VCV Property”).

As part of the operating agreement, the Company obtained the exclusive rights of production and exploration on certain parcels in Storey County, Nevada. The terms of the operating agreement provide that on each anniversary of the operating agreement, up to and including the thirty-ninth (39th) anniversary, the Company will make contributions in the amount of $862,500, in the form of Series A-1 convertible preferred stock or cash upon request of Northern Comstock. If an event of default occurs under the operating agreement, the additional capital contributions could be accelerated and the entire unpaid amount of the Company’s capital contribution, up to the aggregate 34,500 shares of Series A-1 convertible preferred stock (approximately 53 million shares of common stock as converted), could become issuable immediately. The Company has made the first two capital contributions and therefore there are capital contributions of 32,775 shares of Series A-1 convertible preferred stock (approximately 50.3 million shares of common stock as converted) remaining. The operating agreement further requires the Company to make certain capital expenditures of not less than $750,000 over five years with respect to each parcel.

Mineral production from the DWC-contributed property is subject to a royalty on a sliding scale to DWC. At gold prices over $750 per ounce, production of the first 500,000 ounces is subject to a 3% NSR. Production over 500,000 ounces is subject to a 6% NSR.

Mineral production on the Sutro property is subject to a royalty on a sliding scale to John Winfield. At gold prices over $250 per ounce, production of the first 500,000 ounces is subject to a 1% NSR. Production over 500,000 ounces is subject to a 2% NSR.

Under the terms of the operating agreement, all operating activities from the minerals or finished products produced from the parcel are conducted by the Company and recognized in the Company’s consolidated financial statements. The Company has no right to receive periodic or liquidating distributions related to any amounts contributed to Northern Comstock. The payments to Northern Comstock do not result in the acquisition of any equity interest in Northern Comstock as there is no entitlement to receive future distributions or changes in the fair value of the net assets of Northern Comstock.

Tax Indemnification

On October 20, 2010, the Company exchanged senior secured convertible and senior indebtedness owed to Mr. Winfield and certain entities affiliated with Mr. Winfield (the “Winfield Group”) for shares of Series A-1 convertible preferred stock. As part of the exchange, the Company agreed to indemnify the Winfield Group for any amounts as part of the exchange that are determined to be taxable as ordinary income to each member of the Winfield Group. Such indemnified amounts would include (i) any federal, state and local income tax, penalties and interest such member is actually obligated to pay out-of-pocket as a result of such determination, after taking into account (a) all increases in federal, state and local income taxes actually payable as a result of the receipt of any such indemnity payment and (b) the deduction to which such member would be entitled for federal income tax purposes for state and local income taxes paid. The Company may at its option, pay the indemnity amount either in cash or in a number of common shares equal to the indemnity amount divided by the average of the volume weighted average closing prices of common shares for the five consecutive trading days ending on the trading day that is immediately prior to the date of such payment. As of September 30, 2011, the Company has recorded a liability of $3,861,340 for this tax indemnification at the amount which is probable of being indemnified by the Company.

Recent Developments

As of February 1, 2012, 1,810 shares of the Company’s Series A-2 Convertible Preferred Stock have been converted into 2,780,338 shares of common stock. As of February 1, 2012, 5,852 shares of the Company’s Series B Convertible Preferred Stock have been converted into 3,546,667 shares of Common Stock.

In October 2011, the Company received a unanimous approval from the Storey County Board of Commissioners passing Special Use Permit 2011-016 that granted the Company authorization to further develop its exploration drilling in the southern portion of the county.

On December 31, 2011, the Nevada Division of Environmental Protection (NDEP) authorized expanded exploration drilling for the Company's two major targets in Lyon County, the Dayton Resource Area and the Spring Valley Area by issuing Reclamation Permit No. 0315 authorizing exploration drilling on up to 19.75 acres of property. NDEP’s issuance of Reclamation Permit No. 0315 has been appealed to the Nevada State Environmental Commission by the “Comstock Residents’ Association”, and the appeal has been set for a public hearing on February 16, 2012. Together with the Special Use Permit issued by Storey County in October of 2011, the receipt of Permit No. 0315, if the appeal by the Comstock Residents’ Association is ultimately denied, will be a major step toward obtaining the governmental authorizations needed for the Company's proposed exploratory drilling programs in the Dayton Resource Area and Spring Valley Area.

In January 2012, the Company exercised its option to purchase four patented lode claims totaling 95 acres known as the “Dayton.” The Company made a $500,000 upfront payment and the seller financed $2,500,000 of the purchase price with a 0% interest seller’s note, payable in quarterly installments of up to $125,000 until July 1, 2017, when the balance of the note is due in full.

On Monday, January 23, 2012, the Company commenced its 2012 exploration drilling program. The program began with Phase 1 drilling in Spring Valley, with one Reverse Circulation and one Core drilling rig. Additional drilling rigs are expected to arrive in February and March to accelerate the program. The Spring Valley program is designed to follow-up on the Company’s successful 2009 drilling program and to verify the continuity of the Dayton geologic model southward beyond State Route 341 into predominately unexplored land. If initial results warrant, a Phase 2 infill program may be accelerated and scheduled later in 2012, to assess the potential of Spring Valley as an additional Resource Area.

After the initial drilling in Spring Valley, the 2012 drilling program will focus on three significant areas: 1) Definition drilling in the Lucerne starter mine area; 2) Multiple phases of drilling in the east side of the Lucerne Resource Area; and 3) in-fill drilling in the Dayton Resource Area. The 2012 drilling is designed to obtain the necessary information to develop economic mine plans. In the Lucerne Resource Area, that mine plan will likely expand the currently permitted boundaries of the starter mine already scheduled for production in 2012. In the Dayton Resource Area, a second mine plan will be evaluated for potential parallel development.

On January 26, 2012, the Bureau of Air Pollution Control of NDEP held a public hearing relating to the Lucerne Resource Area and recommended the issuance of a Class I air quality permit for the Company. The Company anticipates the issuance of the final permit in the middle to end of February. Receipt of the air quality permit will be a pivotal step toward construction activities and the commencement of mining. Once the permit is issued, the Company will likely have approximately five months of remaining construction activities including land clearing, excavation and leveling primarily associated with pre-stripping, mine preparation and stock piling, the installation of the crushing facility, the installation of the expanded Merrill Crowe facility, and the completed expansion of its heap leach and process solution ponds.

The Company has completed a preliminary economic analysis for the starter mine and anticipates annual operating expenses, including mining, processing and mine administration costs of approximately $12 million per year assuming that the starter mine processes 1 million tons per year.

Company Information

The Company’s executive offices are located at 1200 American Flat Road, Virginia City, Nevada 89440 and its telephone number is (775) 847-5272. The Company’s mailing address is P.O. Box 1118, Virginia City, Nevada 89440. The Company’s website address is www.comstockmining.com. The Company’s website and the information contained on, or that can be accessed through, the website is not part of this prospectus.

The Offering

Common stock
7,894,737 shares of $0.000666 par value, per share of common stock
Over-allotment option
We have granted to the underwriters an over-allotment option to purchase up to 1,184,211 additional shares of our common stock at the public offering price, less the underwriting discount. The option may be exercised in whole or in part at any time within 30 days following the date of this prospectus supplement. Unless specifically stated otherwise, the information contained in this prospectus supplement assumes that the underwriters will not exercise the over-allotment option.
Price per share
$1.90
Common stock outstanding before and after this offering
38,111,430 shares of common stock will be outstanding after this offering, based on 30,216,693 shares of common stock outstanding as of February 1, 2012.
Use of proceeds
We will use the net proceeds from this offering for exploration and development of our primary target areas, that is the Lucerne, Dayton and Spring Valley Resource Areas, as well as for working capital and general corporate purposes. See “Use of Proceeds.”
Risk factors
You should carefully read and consider the information set forth in “Risk Factors” beginning on page S-6 of this prospectus supplement before investing in our common stock.
NYSE AMEX symbol
LODE

RISK FACTORS

Investing in our common stock involves significant risk. Prior to making a decision about investing in our common stock, you should carefully consider the specific risk factors included below, as well as the risk factors discussed under the heading “Risk Factors” in the 2010 Form 10-K and in the Third Quarter Form 10-Q, which are incorporated by reference in this prospectus supplement and the accompanying prospectus and may be amended, supplemented or superseded from time to time by other reports we file with the Commission in the future. The risks and uncertainties we have described are not the only ones we may face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also affect our operations. If any of these risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our common stock decline, and you could lose all or a part of your investment.

Risks Relating to the Company, the Company’s Common Stock and this Offering

You may lose all or part of your investment.

If we are unable to find and mine adequate quantities of gold and silver ore, it is unlikely that the cash generated from our internal operations will suffice as a primary source of the liquidity necessary for anticipated working capital requirements. There is no assurance that the Company’s initiatives to improve its liquidity and financial position will be successful. Accordingly, there is substantial risk that the Company will be unable to continue as a going concern. In the event of insolvency, liquidation, reorganization, dissolution or other winding up of the Company, the Company’s creditors and preferred stockholders would be entitled to payment in full out of the Company’s assets before holders of common stock would be entitled to any payment and the claims on such assets may exceed the value of such assets.

Restrictions imposed by the terms of the Company’s preferred stock may inhibit growth.

The certificates of designation of our preferred stock substantially limit the ability of the Company to incur debt or redeem capital stock or pay dividends to common shareholders among other things. Such restrictions could significantly impact the Company’s ability to go into production and generate cash flows.

You will be a minority stockholder of the Company.

Prior to the completion of this Offering, including its ownership of preferred shares and warrants of the Company, the Winfield Group owns approximately 38.0% of the economic interests of the Company’s capital stock and approximately 75.8% of the voting security interests, in each case on an as converted basis. As a result, the ability of holders of common stock to determine the management and policies of the Company will be significantly limited.

The terms of the Operating Agreement of Northern Comstock LLC may significantly dilute your ownership interests.

The Operating Agreement of Northern Comstock LLC provides for capital contributions by the Company in the form of Series A-1 preferred stock, unless Northern Comstock LLC requests payment in cash. The Operating Agreement provides for additional capital contributions over 39 years and contributions of 862.5 shares of Series A-1 preferred stock would be made on the anniversary of the Operating Agreement each year, if no requests for contributions in cash were made. If an event of default occurs under the Operating Agreement, the additional capital contributions could be accelerated and the entire unpaid amount of the Company’s capital contribution, up to the aggregate 34,500 shares of Series A-1 preferred stock (approximate 53.1 million shares of common stock on an as-converted basis) issuable under the Operating Agreement, could become issuable immediately at the option of Northern Comstock LLC. In addition the Operating Agreement provides that each time more than 200,000 gold equivalent ounces of measured and indicated resources are validated, the capital contributions for such year will be accelerated to $5 million or 5,000 shares of Series A-1 preferred stock.

The Company may issue additional common stock or other equity securities in the future that could dilute the ownership interest of existing shareholders.

The Company is currently authorized to issue up to 3,950,000,000 shares of Common Stock, of which 30,216,693 shares were issued and outstanding as of February 1, 2012, and 50,000,000 shares of preferred stock, of which 59,206 shares of convertible preferred stock were issued and outstanding as of February 1, 2012. To maintain its capital at desired levels or to fund future growth, the Company’s board of directors may decide from time to time to issue additional shares of common stock, or securities convertible into, exchangeable for or representing rights to acquire shares of common stock. The sale of these securities may significantly dilute its shareholders’ ownership interest as a shareholder and the market price of the common stock. New investors in other equity securities issued by the Company in the future may also have rights, preferences and privileges senior to its current shareholders that may adversely impact its current shareholders.

Our ability to execute our strategic plans depends upon our success in obtaining a variety of required mining and environmental permits whose issuance may be opposed by third-parties.

We do not possess all of the mining and environmental permits or other governmental approvals (including approvals from the Nevada State Engineer) necessary to conduct the full extent of the operations contemplated by our strategic plan. Those operations will be delayed, hindered or prevented to the extent that we are unable to obtain the necessary permits and approvals in a timely fashion or at all. This inability may occur due to a variety of factors, including opposition by third parties, such as members of the public or environmental groups. For example, a citizens' group is appealing the issuance of the NDEP Reclamation Permit for the Dayton Consolidated Exploration Project. We expect that future permit and approval applications and issuances will meet with similar opposition. Notwithstanding the fact that the issuing agencies will be prepared to support their actions, we may encounter delays and added costs if permits and approvals are challenged. These risks are particularly significant with respect to our future projects which at present are largely unpermitted in contrast to our Lucerne Project which is substantially permitted.

Because our land holdings are within the Carson River Mercury Superfund Site, our operations are subject to certain soil sampling and potential remediation requirements, which will result in added costs and delays; and we are also potentially subject to further costs as the result of on-going government investigations and future remediation decisions.

Substantially all of our land holdings are within the Carson River Mercury Superfund Site (CRMS) Study Area and portions are within the risk area boundaries identified by NDEP and the United States Environmental Protection Area (USEPA). These risk areas have been defined due to the known or suspected presence of certain contaminants of concern, including mercury, arsenic and lead. To comply with the agencies' requirements for excavating in these areas, the Company will conduct a pre-excavation soil sampling pursuant to a plan that has been approved by the NDEP. This sampling is intended to demonstrate the absence of contamination before initiating excavation for mining, processing or other operations in that area. If contamination above agency-established levels of concern are encountered, the Company intends to excavate and process such materials for metals recovery wherever feasible. If metals recovery is not feasible, the Company may avoid or defer excavation in that area or remove the materials for disposal. Through this sampling program and, if necessary, removal of contaminated materials, the Company intends to enable the NDEP and USEPA to better define the Carson River Superfund Site and the currently designated risk areas so as to eventually exclude our land holdings from such areas and from the Site itself to the maximum extent feasible. The NDEP and USEPA are continuing to study the ecological and human health risks that may be presented by contaminated sediments in certain portions of the Carson River watershed and downstream areas. The agencies' studies indicate that these contaminants are primarily associated with historic mining tailings that have been redistributed into these waterways. The agencies have not adopted a remedial plan for these sediments nor have they decided whether remediation will be undertaken. Thus, there is no assurance that the Company will not be asked to undertake additional investigatory or remediation activities or to pay for such activities by the agencies or that future changes in CRMS-related requirements will not negatively affect our operations.

Title claims against our properties could require us to compensate parties, if successful, and divert management’s time from operations.

There may be challenges to our title in the properties in which we hold material interests. If there are title defects with respect to any of our properties, we might be required to compensate other persons or perhaps lose or reduce our interest in the affected property. The validity of unpatented mineral claims, which constitute most of our holdings in the United States, is often uncertain and may be contested by the federal government and other parties. The validity of an unpatented mineral claim, in terms of both its location and its maintenance, depends on strict compliance with a complex body of federal and state statutory and decisional law. Although we have attempted to acquire satisfactory title to our properties, we have not obtained title opinions or title insurance with respect to the acquisition of the unpatented mineral claims. Likewise, we have not obtained title opinions or title insurance covering the mineral interests in all of the patented mining claims we own or lease. While we have no pending claims or litigation pending contesting title to any of our properties, there is nothing to prevent parties from challenging our title to any of our properties. While we believe we have satisfactory title to our properties, some risk exists that some titles may be defective or subject to challenge. Also, in any such case, the investigation and resolution of title issues would divert management’s time from ongoing exploration programs.

As the Company is unable to obtain a copy of the audit report issued by Jewett, Schwartz, Wolfe & Associates (“JSW”) in connection with our audited financial statements for the year ended December 31, 2009, investors may not be able to bring an action against JSW pursuant to the Securities Act or Exchange Act with respect to this offering.

JSW, our former independent public accountants, has discontinued its auditing practice. Therefore, the audit report previously issued by JSW in connection with the filing of our annual report on Form 10-K for the year ended December 31, 2009 has not been and will not be reissued by JSW in connection with the filing of any amendment to the registration statement pursuant to which the offering contemplated by this prospectus supplement is being made. Accordingly, investors may not be able to bring an action against JSW pursuant to the Securities Act or Exchange Act with respect to this offering and, therefore, any recovery from JSW may be limited. The ability of investors to recover from JSW may also be limited as a result of JSW’s financial condition.

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

Since the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the offering price of $1.90 per share, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of approximately $1.06 per share in the net tangible book value of the common stock. See the section entitled “Dilution” in this prospectus supplement for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

The price of the Company’s common stock may fluctuate significantly, which could negatively affect the Company and holders of its common stock.

The market price of the Company’s common stock may fluctuate significantly from time to time as a result of many factors, including:

•	investors’ perceptions of the Company’s and its prospects;
•	investors’ perceptions of the Company’s and/or the industry’s risk and return characteristics relative to other investment alternatives;
•	investors’ perceptions of the prospects of the mining and commodities markets;
•	differences between actual financial and operating results and those expected by investors and analysts;

•	our inability to commence production, obtain permits or otherwise fail to reach Company objectives;
•	actual or anticipated fluctuations in quarterly financial and operating results;
•	volatility in the equity securities market; and
•	sales, or anticipated sales, of large blocks of the Company’s common stock.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have, and may never obtain, research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of the Company, the trading price for our common stock would be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of the analysts who cover us downgrades our common stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our common stock could decrease, which could cause our stock price and trading volume to decline.

We do not expect to pay any cash dividends for the foreseeable future.

We currently expect to retain all available funds and future earnings, if any, for use in the operation and growth of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board, subject to compliance with applicable law, our organizational documents (including the certificates of designations for our preferred stock, which prohibit cash dividends to common stockholders without the consent of preferred stockholders) and any contractual provisions, including under agreements for indebtedness we may incur, that restrict or limit our ability to pay dividends, and will depend upon, among other factors, our results of operations, financial condition, earnings, capital requirements and other factors that our Board deems relevant. Accordingly, if you purchase shares in this offering, realization of a gain on your investment will depend on the appreciation of the price of our common stock, which may never occur. Investors seeking cash dividends in the foreseeable future should not purchase our common stock.

Our Board and management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

We expect to use the net proceeds from this offering for general corporate purposes, including the development of the Dayton area and capital expenditures. However, our Board and management will have broad discretion to use the net proceeds from this offering, and you will be relying on their judgment regarding the application of these proceeds. Our Board and management might not apply the net proceeds of this offering in ways that increase the value of your investment. Until we use the net proceeds from this offering, we plan to invest them, and these investments may not yield a favorable rate of return. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our share price to decline.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $13.5 million, based on the public offering price of $1.90 per share, after deducting the underwriting discount and our estimated offering expenses of $620,000. If the over-allotment option is exercised in full, we expect the net proceeds to increase by approximately $2.0 million.

We currently intend to use the net proceeds from this offering for exploration and development of our primary target areas, that is the Lucerne, Dayton and Spring Valley Resource Areas, as well as for working capital and general corporate purposes. These uses are expected to expedite resource expansion, mine plans and ultimately growth of commercial production in such resource areas.

Pending the application of the net proceeds as described above, we may invest the net proceeds from this offering in short-term, investment grade, interest-bearing securities.

DILUTION

Investors in shares of our common stock offered in this offering will experience an immediate dilution in the net tangible book value of their common stock from the public offering price of the common stock. The net tangible book value of our common stock as of September 30, 2011 was approximately $16.5 million, or approximately $0.59 per share of common stock. Net tangible book value per share of our common stock is calculated by subtracting our total liabilities from our total tangible assets, which is equal to total assets less intangible assets, and dividing this amount by the number of shares of common stock outstanding.

Dilution per share represents the difference between the public offering price per share of our common stock and the adjusted net tangible book value per share of our common stock included in this offering after giving effect to this offering. After giving effect to the sale of all of the securities offered in this offering at the offering price of $1.90 per share, and after deducting the underwriters’ discounts estimated offering expenses payable by us, our net tangible book value as of September 30, 2011 would have been approximately $30.0 million, or approximately $0.84 per share of common stock. This change represents an immediate increase in the net tangible book value of $0.25 per share of common stock to our existing stockholders and an immediate and substantial dilution in net tangible book value of $1.06 per share of common stock to new investors. The following table illustrates this per share dilution:

Offering price per share		$1.90
Net tangible book value per share as of September 30, 2011	$0.59
Increase in net tangible book value per share attributable to new investors	$0.25
Net tangible book value per share after this offering		$0.84
Dilution per share to new investors		$1.06

CAPITALIZATION

The following table shows our cash and cash equivalents, available-for-sale securities and capitalization as of September 30, 2011 on an actual basis and on an as adjusted basis to reflect the sale of 7,894,737 shares of our common stock offered hereby, after deducting the underwriters’ discounts and estimated offering expenses.

This table should be read in conjunction with our financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the 2010 Form 10-K, the Third Quarter Form 10-Q and other reports filed by us with the SEC, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2011
	Actual	As Adjusted
	(in thousands) (unaudited)
Cash and cash equivalents	$12,957,566	$26,412,303
Available-for-sale securities	$2,950,348	$2,950,348
Long-term debt obligations (including current portion)	$1,067,340	$1,067,340
Common stock, $.000666 par value, 3,950,000,000 shares authorized, 28,002,349 and 21,154,663 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	18,650	23,908
Convertible Preferred Stock; 50,000,000 shares authorized 7.5% Series A-1 convertible preferred stock; $.000666 par value, 1,500,000 shares authorized, 21,775 and 21,775 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	15	15
7.5% Series A-2 convertible preferred stock, $.000666 par value, 250,000 shares authorized, 10,672 and 8,382 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	4	4
7.5% Series B convertible preferred stock, $.000666 par value, 600,000 shares authorized, 31,224 and 35,749 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	21	21
Additional paid-in capital	140,898,376	154,347,855
Accumulated deficit	(124,358,313)	(124,358,313)
Total stockholders’ equity	16,558,753	30,013,490
Total capitalization	$17,626,093	$31,080,830

PRICE RANGE OF COMMON STOCK

Our common stock is traded on NYSE AMEX under the symbol “LODE.” The Company implemented a reverse stock split (200:1) in the second quarter 2010. Market prices reported for periods preceding the reverse stock split have been adjusted to give retroactive effect to the reverse stock split. Set forth below are the high and low sale prices for our common stock on NYSE AMEX for the periods indicated.

	High	Low
Year ended December 31, 2009:
First Quarter	$3.58	$2.02
Second Quarter	$4.00	$2.00
Third Quarter	$3.00	$1.12
Fourth Quarter	$2.40	$1.40
Year ended December 31, 2010:
First Quarter	$2.20	$1.24
Second Quarter	$3.00	$1.20
Third Quarter	$2.21	$1.20
Forth Quarter	$4.30	$1.93
Year ended December 31, 2011:
First Quarter	$3.50	$2.58
Second Quarter	$3.78	$2.94
Third Quarter	$3.35	$1.95
Fourth Quarter	$2.62	$1.59

The last reported sale price of our common stock on the NYSE AMEX on February 3, 2012 was $1.84 per share. As of February 1, 2012, the number of holders of record was approximately 568.

Dividend Policy

We have never declared or paid any dividends on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business. Any future determination to pay cash dividends will be at the discretion of the board of directors and will depend upon our financial condition, operating results, capital requirements and other factors the board of directors deems relevant. We are restricted from declaring or paying common stock dividends in cash under the terms of our preferred stock.

DESCRIPTION OF COMMON STOCK

The information appearing under “Item 1. Description of Registrant’s Securities to be Registered” in the Form 8-A, is hereby incorporated by reference.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following discussion is a general summary of material U.S. federal income tax considerations with respect to your acquisition, ownership and disposition of our common stock, and applies if you (1) purchase our common stock in this offering, (2) will hold the common stock as a capital asset and (3) are a “non-U.S. Holder”. You are a non-U.S. Holder if you are a beneficial owner of shares of our common stock other than:

•	a citizen or resident of the United States;
•	a corporation or other entity taxable as a corporation created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source;
•	a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or
•	a trust that has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes.

This summary does not address all of the U.S. federal income tax considerations that may be relevant to you in the light of your particular circumstances or if you are a beneficial owner subject to special treatment under U.S. federal income tax laws (such as if you are a controlled foreign corporation, passive foreign investment company, company that accumulates earnings to avoid U.S. federal income tax, foreign tax-exempt organization, financial institution, broker or dealer in securities, insurance company, regulated investment company, real estate investment trust, person who holds our common stock as part of a hedging or conversion transaction or as part of a short-sale or straddle, U.S. expatriate, former long-term permanent resident of the United States or partnership or other pass-through entity for U.S. federal income tax purposes). This summary does not discuss non-income taxes, any aspect of the U.S. federal alternative minimum tax or state, local or non-U.S. taxation. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (“Code”), Treasury regulations, judicial opinions, published positions of the Internal Revenue Service (“IRS”) and all other applicable authorities (all such sources of law, “Tax Authorities”). The Tax Authorities are subject to change, possibly with retroactive effect.

If a partnership (or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisor.

WE URGE PROSPECTIVE NON-U.S. HOLDERS TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSIDERATIONS OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF COMMON STOCK.

Dividends

In general, any distributions we make to you with respect to your shares of common stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and you properly file with the payor an IRS Form W-8BEN, or successor form, claiming an exemption from or reduction in withholding under the applicable income tax treaty (special certification and other requirements may apply if our common stock is held through certain foreign intermediaries). A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under the Tax Authorities. Any distribution not constituting a dividend will be treated first as reducing your basis in your shares of common stock and, to the extent it exceeds your basis, as capital gain.

Dividends we pay to you that are effectively connected with your conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment maintained by you) generally will not be subject to U.S. withholding tax if you provide an IRS Form

W-8ECI, or successor form, to the payor. Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. persons. If you are a corporation, effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). Dividends that are effectively connected with your conduct of a trade or business within the United States but that, under an applicable income tax treaty, are not attributable to a U.S. permanent establishment maintained by you may be eligible for a reduced rate of U.S. tax under such treaty, provided you comply with certification and disclosure requirements necessary to obtain treaty benefits.

Sale or Other Disposition of Our Common Stock

You generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of your shares of our common stock unless:

•	the gain is effectively connected with your conduct of a trade or business within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment you maintain);
•	you are an individual, you are present in the United States for 183 days or more in the taxable year of disposition and you meet other conditions, and you are not eligible for relief under an applicable income tax treaty; or
•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes (which we believe we are not and do not anticipate we will become within the shorter of (i) the five-year period ending on the date of the disposition or (ii) your holding period for our common stock) and you hold or have held, directly or indirectly, at any time during the shorter of the five-year period ending on the date of disposition of our common stock and your holding period for our common stock, more than 5% of our common stock. A United States real property holding corporation is any corporation if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market values of its U.S. real property interests, its interests in real property located outside the United States, and any other of its assets which are used or held for use in a trade or business. For purposes of identifying a U.S. real property interest, real property includes personal property associated with the use of the real property. Personal property will be associated with the use of the real property only where both the personal property and the U.S. real property interest with which it is associated are held by the same person or by “related persons.” Personal property associated with the use of real property includes personal property that is predominantly used to exploit unsevered natural products in or upon the land (including mining equipment used to extract ores, minerals, and other natural deposits from the ground). It is unclear whether we are, have at any time within the last five years been, or will be a United States real property holding corporation. If we are or were a United States real property holding corporation within the applicable period, then any gain recognized by non-U.S. Holders on the disposition of our common stock may be subject to Tax, including any applicable withholding tax.

Gain that is effectively connected with your conduct of a trade or business within the United States generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If you are a corporation, the branch profits tax also may apply to such effectively connected gain. If the gain from the sale or disposition of your shares is effectively connected with your conduct of a trade or business in the United States but, under an applicable income tax treaty, is not attributable to a permanent establishment you maintain in the United States, your gain may be exempt from U.S. federal income tax under the income tax treaty. If you are described in the second bullet point above, you generally will be subject to U.S. federal income tax at a rate of 30% on the gain realized, although the gain may be offset by certain U.S. source capital losses realized during the same taxable year.

Information Reporting and Backup Withholding Requirements

We must report annually to the IRS and to each non-U.S. holder the amount of any dividends or other distributions we pay to you and the amount of tax we withhold on these distributions regardless of whether withholding is required. The IRS may make available copies of the information returns reporting those distributions and amounts withheld to the tax authorities in the country in which you reside pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

The United States imposes a backup withholding tax on any dividends and certain other types of payments to U.S. persons. You will not be subject to backup withholding tax on dividends you receive on your shares of our common stock if you provide proper certification of your status as a Non-U.S. Holder or you are one of several types of entities and organizations that qualify for an exemption (an “exempt recipient”).

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of your shares of our common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. If you sell your shares of common stock through a U.S. broker or the U.S. office of a foreign broker, however, the broker will be required to report to the IRS the amount of proceeds paid to you, and also backup withhold on that amount, unless you provide appropriate certification to the broker of your status as a Non-U.S. Holder or you are an exempt recipient. Information reporting will also apply if you sell your shares of our common stock through a foreign broker deriving more than a specified percentage of its income from U.S.-related activities or having certain other connections to the United States, unless such broker has documentary evidence in its records that you are a Non-U.S. Holder and certain other conditions are met, or you are an exempt recipient. Any amounts withheld with respect to your shares of our common stock under the backup withholding rules will be refunded to you or credited against your U.S. federal income tax liability, if any, by the IRS if the required information is furnished in a timely manner.

Recently Enacted Withholding Legislation

Recently enacted legislation will generally impose a withholding tax of 30% on dividends and the gross proceeds of a disposition of our shares paid to a foreign financial institution unless such institution enters into an agreement with the U.S. government to withhold on certain payments and collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain account holders that are foreign entities with U.S. owners). This legislation will also generally impose a withholding tax of 30% on dividends and the gross proceeds of a disposition of our shares paid to a non-financial foreign entity unless such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. These withholding taxes could potentially be imposed on dividends paid on our common stock after December 31, 2013, and on gross proceeds from sales or other dispositions of our common stock after December 31, 2014. Under certain circumstances, a holder of common stock may be eligible for a refund or credit of such taxes. You should consult your own tax advisor as to the possible implications of this legislation on your investment in shares of our common stock.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Global Hunter Securities, LLC is acting as the representative, have agreed to purchase, and we have agreed to sell to them, the number of shares of our common stock at the public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus supplement and as indicated below:

Underwriter	Number of Shares
Global Hunter Securities, LLC	3,947,369
Moelis & Company LLC	2,763,157
Aegis Capital Corp.	1,184,211
Total	7,894,737

The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to certain conditions precedent, including the absence of any material adverse change in the business and the receipt of customary legal opinions, letters and certificates and the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares of common stock are taken.

The underwriters have an option to buy up to 1,184,211 additional shares of common stock from us to cover sales of shares of common stock by the underwriters which exceed the number of shares specified in the table above. The underwriters may exercise this option at any time and from time to time during the 30-day period from the date of this prospectus supplement. If any additional shares of common stock are purchased, the underwriters will offer the additional shares of common stock on the same terms as those on which the shares are being offered.

The underwriters initially propose to offer the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the underwriters. Sales of common stock outside the United States may be made by affiliates of the underwriters.

Discounts and Commissions

The following table summarizes the public offering price, underwriting discount and proceeds before expenses to us assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock:

	Total
	Per Share	Without Over- Allotment	With Over- Allotment
Public offering price	$1.9000	$15,000,000	$17,250,000
Underwriting discount	0.1172	925,263	1,064,053
Proceeds, before expenses, to us	$1.7828	$14,074,737	$16,185,947

We have also agreed to pay Roth Capital Partners, LLC, as payment for strategic advice regarding the structuring and execution of the offering, a financial advisory fee equal to $125,000.

The expenses of the offering, not including the underwriting discounts and commissions, payable by us are estimated to be $620,000.

Quotation on the NYSE AMEX

Our common stock is listed on the NYSE AMEX under the symbol “LODE.” Our registrar and transfer agent for our common stock is Corporate Stock Transfer Inc., Denver, Colorado.

Indemnification

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement. We have also agreed to contribute to payments the underwriters may be required to make in respect of such liabilities.

No Sales of Similar Securities

We and each of our executive officers, directors and certain principal stockholders have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our shares of common stock or securities convertible into or exercisable or exchangeable for our common stock for ninety (90) days after the date of this prospectus supplement without first obtaining the written consent of the representative. The 90-day “lock-up” period during which we and our executive officers, directors and certain principal stockholders are restricted from engaging in transactions in our common stock or securities convertible into or exercisable or exchangeable for our common stock is subject to extension in the event that either (i) during the last 17 days of the “lockup” period, we issue an earnings release or material news or a material event relating to us occurs, or (ii) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” period will be extended until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, as applicable, unless the underwriters waive, in writing, such an extension.

In addition, certain of our stockholders affiliated with Moelis & Company, LLC have agreed that, subject to certain exceptions, up to 5,725 shares of our common stock issued to such stockholders as dividends on shares of our Series B convertible preferred stock held by such stockholders that were acquired by such stockholders during 180 days prior to the date of this prospectus supplement, are deemed to be underwriting compensation by the Financial Industry Regulatory Authority, Inc. (“FINRA”), and shall not be sold during this offering or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of any such securities by any person for a period of 180 days immediately following the commencement of sales in this offering.

Price Stabilization, Short Positions

In order to facilitate the offering of the shares of common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may sell more shares of common stock than they are obligated to purchase under the underwriting agreement, creating a short position. The underwriters must close out any short position by purchasing shares of common stock in the open market. A short position may be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchased in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of our common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of our common stock above independent market levels or prevent or slow a decline in the market price of our common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

A prospectus in electronic format may be made available on websites maintained by the underwriters. Internet distributions will be allocated by each underwriter on the same basis as other allocations.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The shares of common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares of common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Switzerland

This document does not constitute a prospectus within the meaning of Art. 652a of the Swiss Code of Obligations. The shares of common stock may not be sold directly or indirectly in or into Switzerland except in a manner which will not result in a public offering within the meaning of the Swiss Code of Obligations. Neither this document nor any other offering materials relating to the shares of common stock may be distributed, published or otherwise made available in Switzerland except in a manner which will not constitute a public offer of the shares of common stock in Switzerland.

European Economic Area(1)

To the extent that the offer of the shares of common stock are made in any Member State of the European Economic Area that has implemented the Prospectus Directive before the date of publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in the Member State in accordance with the Prospectus Directive (or, where appropriate, published in accordance with the Prospectus Directive and notified to the competent authority in the Member State in accordance with the Prospectus Directive), the offer (including any offer pursuant to this document) is only addressed to qualified investors in that Member State within the meaning of the Prospectus Directive or has been or will be made otherwise in circumstances that do not require us to publish a prospectus pursuant to the Prospectus Directive.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities,

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts, or

(1)	The EU plus Ireland, Norway and Liechtenstein.

(c) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The EEA selling restriction is in addition to any other selling restrictions set out below. In relation to each Relevant Member State, each purchaser of shares of common stock (other than the underwriters) will be deemed to have represented, acknowledged and agreed that it will not make an offer of shares of common stock to the public in any Relevant Member State, except that it may, with effect from and including the date on which the Prospectus Directive is implemented in the Relevant Member State, make an offer of shares of common stock to the public in that Relevant Member State at any time in any circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive, provided that such purchaser agrees that it has not and will not make an offer of any shares of common stock in reliance or purported reliance on Article 3(2)(b) of the Prospectus Directive. For the purposes of this provision, the expression an “offer of Shares to the public” in relation to any shares of common stock in any Relevant Member State has the same meaning as in the preceding paragraph.

Under certain conditions and upon a sale or certain other events, Moelis & Company LLC will be entitled to additional compensation from us. In addition, certain of the underwriters and their affiliates may from time to time in the future provide to us and our affiliates certain commercial banking, financial advisory, investment banking and other services in the ordinary course of their business, for which they would receive customary fees and commissions. From time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers and hold, on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and they may do so in the future.

LEGAL MATTERS

The validity of the issuance of the securities offered in this offering has been passed upon for us by McDonald Carano Wilson LLP. Jones Day, San Francisco, California, is acting as counsel to the underwriters in connection with this offering.

EXPERTS

Although an audit report was issued on the consolidated financial statements of the Company as of December 31, 2009 and for the one-year period ended December 31, 2009 (including schedules appearing therein) and is included in our filings, the auditor has not permitted use of its report in any future registration statement or periodic report filed by the Company.

The financial statements, and the related financial statement schedule, incorporated in this Prospectus Supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

$25,000,000
and 6,325,691 Shares of Common Stock

This prospectus may be used by selling stockholders and their subsequent transferees, pledgees, donees and successors (the “sellers”) for the offer and sale of up to 6,325,691 shares of our common stock, par value $0.00666 per share (the “Common Stock”), that are either presently outstanding or that are issuable upon the conversion of shares of our Series B Convertible Preferred Stock (the “Series B Preferred Stock”) that are presently outstanding.

The shares offered hereby may be sold from time to time by one or more of the sellers. No seller is required to offer or sell any shares, pursuant to this prospectus or otherwise. The sellers anticipate that, if and when offered and sold, the shares will be offered and sold in transactions effected on NYSE AMEX, at then prevailing market prices. The sellers have the right, however, to offer and sell the shares on any other national securities exchange on which the Common Stock may become listed or in the over-the-counter market, in each case at then prevailing market prices, or in privately negotiated transactions at a price then to be negotiated.

We will not receive any proceeds from the sale of shares by the sellers. All proceeds from sales of shares by sellers will be paid directly to the sellers and will not be deposited in an escrow, trust or other similar arrangement. We will bear all of the expenses in connection with the registration of the shares offered hereby, including legal and accounting fees.

This prospectus also relates to the issuance by us of shares of the Common Stock issuable in payment of dividends on our presently issued and outstanding preferred shares or for other offers or sale by us. We may offer and sell to the public any of such shares that are not issued in payment of such dividends. Such shares may be offered and sold from time to time, in one or more offerings, in amounts, at prices and on terms to be determined at the time of sale and set forth in an accompanying prospectus supplement and other offering materials. Each time we offer and sell such shares, we will provide a prospectus supplement that will contain specific information about the terms of the specific shares being offered and which may add, update or change information in this prospectus. This prospectus may not be used by us to sell securities unless accompanied by the applicable prospectus supplement. Such shares may be sold directly by us to investors or through agents, underwriters or dealers we select from time to time. If any underwriters are involved, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds we expect to receive from such sale will also be set forth in such prospectus supplement.

You should read this prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference or deemed incorporated by reference into this prospectus and any prospectus supplement, carefully before you invest in our shares.

The Common Stock is listed on the NYSE AMEX under the symbol “LODE.”

Investing in our securities involves risks that are referenced in the “Risk Factors” section, at page 4, of this prospectus and are set forth in our periodic reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 1, 2011.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, utilizing a “shelf” registration process. Under this shelf registration process, the sellers may, from time to time, offer and sell shares of our Common Stock pursuant to this prospectus and we may issue or offer for sale shares of our Common Stock as dividends on our issued and outstanding preferred shares or from time to time in one or more offerings of our Common Stock. This prospectus provides you with a general description of the securities we or the sellers may offer.

Each time we offer and sell our shares, we will provide a prospectus supplement that will contain specific information about the terms of the specific shares being offered and which may add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. You should read carefully both this prospectus and any prospectus supplement, together with additional information described below under “Where You Can Find More Information” before you invest in our securities.

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus related to the applicable securities that is prepared by us or on our behalf or that is otherwise authorized by us. We have not authorized any other person to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information that we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference. Our business, financial condition, results of operation and prospects may have changed since those dates.

We will not use this prospectus to offer and sell securities unless it is accompanied by a prospectus supplement that more fully describes the securities being offered and the terms of the offering.

This prospectus does not contain all the information provided in the registration statement we filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information.”

In this prospectus, unless otherwise specified or the context otherwise requires, “Comstock,” “we,” “us” and “our,” “our Company” or the “Company” refer to Comstock Mining Inc. and its consolidated subsidiaries. In addition, unless the context requires otherwise, reference to the “Board” refers to the Board of Directors of Comstock Mining Inc.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file periodic reports, proxy statements and other information relating to our business, financial and other matters with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our filings are available to the public over the Internet at the Commission’s web site at http://www.sec.gov. You may also read and copy any document we file with the Commission at, and obtain a copy of any such document by mail from, the Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed charges. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room and its charges.

We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to our securities described in this prospectus. References to the “registration statement” or the “registration statement of which this prospectus is a part” mean the original registration statement and all amendments, including all schedules and exhibits. This prospectus does, and any prospectus supplement will, not contain all of the information in the registration statement because we have omitted parts of the registration statement in accordance with the rules of the Commission. Please refer to the registration statement for any information in the registration statement that is not contained in this prospectus or a prospectus supplement. The registration statement is available to the public over the Internet at the Commission’s web site described above and can be read and copied at the locations described above.

Each statement made in this prospectus or any prospectus supplement concerning a document filed as an exhibit to the registration statement is qualified in its entirety by reference to that exhibit for a complete description of its provisions.

We make available, free of charge, on or through our web site, copies of our proxy statements, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file them with or furnish them to the Commission. We maintain a web site at http://www.comstockmining.com. The information contained on our web site is not part of this prospectus, any prospectus supplement or the registration statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have filed the following documents with the Commission pursuant to the Exchange Act and hereby incorporate them by reference in the registration statement:

(a)	Our annual report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Commission on April 15, 2011 (the “2010 Form 10-K”);
(b)	Our quarterly report on Form 10-Q for the period ended March 31, 2011, filed with the Commission on May 16, 2011 (the “First Quarter Form 10-Q”);
(c)	Our current report on Form 8-K, filed with the Commission on June 8, 2011;
(d)	Our current report on Form 8-K, filed with the Commission on June 29, 2011;
(e)	Our proxy statement on Schedule 14A, filed with the Commission on June 8, 2011; and
(f)	The description of our Common Stock contained in our Form 8-A (File No. 001-35200), filed with the Commission under Section 12 of the Exchange Act on June 8, 2011 (the “Form 8-A”).

All documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents.

We make available copies of the documents incorporated by reference in this prospectus to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. Such requests should be directed to:

Comstock Mining Inc.
P.O. Box 1118
Virginia City, Nevada 89440
Attention: Investor Relations
Telephone: (775) 847-5272

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information included elsewhere or incorporated by reference in this prospectus, including financial statements and the related notes. You should carefully consider, among other things, the matters discussed under “Risks Factors” in the 2010 Form 10-K and in the First Quarter Form 10-Q, and in other documents that we subsequently file with the Commission that are incorporated by reference herein.

The Company

The Company is a Nevada-based, gold and silver mining company with extensive, contiguous property in the historic Comstock and the Silver City mining districts (collectively, the “Comstock District”). The Company was incorporated in Florida in 1999 and reincorporated in Nevada in 2008. The Company began acquiring properties and developing projects in the Comstock District in 2003. Since then, the Company has consolidated a substantial portion of the Comstock District, secured permits, built an infrastructure and brought the exploration project into test mining production. The Company produced over 12,000 ounces of gold and over 53,000 ounces of silver from 2004-2006, at our existing heap leach processing facilities. Our test mining activities were concluded in January 2007, when based on our longer-term production plans, we prioritized land consolidation and mine planning.

The goal of our strategic plan is to deliver stockholder value by validating qualified resources (measured and indicated) and reserves (probable and proven) of 3,250,000 gold equivalent ounces by 2013, and commence commercial mining and processing operations with the Lucerne Project during 2011, with annual production rates of at least 20,000 gold equivalent ounces.

The Lucerne Project is located in Storey County, Nevada, approximately three miles south of Virginia City, Nevada and 30 miles southeast of Reno, Nevada. The Dayton Project, the proposed site for our second commercial mining activities, is located in Lyon County Nevada, approximately six miles south of Virginia City. Access to the properties is by State Route 342, a paved highway. The Comstock District is located within the western portion of the Basin and Range Province of Nevada, between Reno and Carson City.

Because of the Comstock District’s historical significance, the geology is well known and extensively studied by the Company, our advisors and many independent researchers. We believe that we have amassed the largest known library of historical and current data and detailed surface mapping of our Comstock properties. We use such data in conjunction with current drilling programs to expand our understanding of the Comstock District’s structural geology as well as its broader geological footprint.

In excess of 800 reverse circulation (RC) and core holes, have been drilled by the Company and our predecessors. The data provided has furthered our knowledge of the region’s mineralization, and provided the information used to develop a starter mine plan in the Lucerne Resource Area. For our exploration and development campaigns, all drilling, surface and down-hole surveying, hole abandonment, geologic logging, sampling, and assays were performed to industry-recognized standards. We also have drill results from an additional 254 holes at the Dayton-Alhambra-Kossuth claims in the Dayton Resource Area.

We continue acquiring additional properties in the Comstock District, expanding our footprint and creating opportunities for exploration and mining. The Company now owns or controls approximately 6,099 acres of lode mining claims in the Comstock District. The acreage is comprised of 999 acres of patented claims (private lands) and 5,100 acres of unpatented claims, the Bureau of Land Management (“BLM”) administers. The Company also owns a heap leach processing facility that will be redesigned and modified to accommodate our new production plans.

On July 21, 2010, we changed our name from “GoldSpring, Inc.” to “Comstock Mining Inc.,” by way of a merger with a wholly owned subsidiary (Comstock Mining Inc.) that was formed solely for the purpose of changing our name.

Strategic Plan

In April 2010, the Board approved a strategic plan designed to restructure and recapitalize the Company, accelerate mine development and production and continue exploration. The principal features of the plan included an operational and management restructuring, a reverse stock split, land acquisitions, a balance sheet restructuring, and an equity raise to fund gold and silver mine operations, exploration and development. The Board also agreed to pursue listing of the Company’s Common Stock on a nationally recognized securities exchange in the United States and Canada. The goal of the strategic plan is to deliver stockholder value by validating qualified resources (at least measured and indicated) and reserves (probable and proven) of 3,250,000 gold equivalent ounces by 2013, and commence commercial mining and processing operations during 2011, with annual production rates of at least 20,000 gold equivalent ounces.

As part of the strategic plan, the Company has scheduled the exploration and development drilling intended to validate mine design and identify qualified resources and reserves with three intermediate objectives of validating measured and indicated resources containing 1,000,000 gold equivalent ounces, 1,500,000 gold equivalent ounces, and 2,000,000 gold equivalent ounces, respectively, and the long term planned objective of 3,250,000 gold equivalent ounces to be achieved in 2013, with an annual run rate of at least 20,000 gold equivalent ounces. The Company has already met the first exploration objective. The Company has also scheduled the start of production operations in 2011, initially using existing heap leach operating assets.

Recent Developments

As of June 10, 2011, 150.67 shares of the Company’s Series A-2 Convertible Preferred Stock have been converted into 231,444 shares of Common Stock. As of June 10, 2011, 3,166 shares of the Company’s Series B Convertible Preferred Stock have been converted into 1,918,788 shares of Common Stock.

Corporate Information

The Company’s executive offices are located at 1200 American Flat Road, Virginia City, Nevada 89440 and its telephone number is (775) 847-5272. The Company’s mailing address is P.O. Box 1118, Virginia City, Nevada 89440. The Company’s website address is www.comstockmining.com. The Company’s website and the information contained on, or that can be accessed through, the website are not part of this prospectus.

FORWARD LOOKING STATEMENTS

The information appearing under “Statement Regarding Forward Looking Statements” in the 2010 Form 10-K and in the First Quarter Form 10-Q, is hereby incorporated by reference.

RISK FACTORS

The information appearing under “Risks Factors” in the 2010 Form 10-K and in the First Quarter Form 10-Q, is hereby incorporated by reference.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any shares offered hereby by the sellers.

Except as may be described otherwise in any applicable prospectus supplement or free writing prospectus, we will use the net proceeds from the sale by us of the securities under this prospectus for general corporate purposes, which may include, among other things, funding acquisitions.

SELLING SECURITY HOLDERS

The sellers consist of the persons listed below and their subsequent transferees, pledgees, donees and successors. The sellers may from time to time offer and sell shares of our Common Stock pursuant to this prospectus or any applicable prospectus supplement.

	Before Offering		After Offering
Name	Total Number of Shares Beneficially Owned		Number of Shares Offered(1)		Shares Beneficially Owned After Offering(1)	Percentage of Shares Beneficially Owned After Offering(1)(2)
Sun Valley Gold Master Fund, Ltd.	4,883,979	(3)	4,883,970	(3)	—	—
Pinnacle Family Office Investments LP	488,396	(4)	488,396	(4)	—	—
Keith Guenther	305,248	(5)	305,248	(5)	—	—
Mathew Hayden	250,343	(6)	250,343	(6)	—	—
Leon Wagner	152,624	(7)	152,624	(7)	—	—
Christopher Ryan	122,099	(8)	122,099	(8)	—	—
Raich Trust Dtd September 17, 2001	61,049	(9)	61,049	(9)	—	—
Richard Harding	21,367	(10)	21,367	(10)	—	—
John K. Collins	15,261	(11)	15,261	(11)	—	—
Michele S. Miyakawa	15,261	(12)	15,261	(12)	—	—
Henry G. Elkins Jr. and Nancy P. Elkins JTTNS	10,073	(13)	10,073	(13)	—	—

(1)	Assumes all shares registered hereby are sold.
(2)	Applicable percentage of ownership is based on 23,993,379 shares of Common Stock outstanding as of June 10, 2011 together with all applicable options, warrants and other securities convertible into shares of our Common Stock for such stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Shares of our Common Stock subject to options, warrants or other convertible securities exercisable within 60 days after June 10, 2011 are deemed outstanding for computing the percentage ownership of the person holding such options, warrants or other convertible securities, but are not deemed outstanding for computing the percentage of any other person. Except otherwise noted, the named beneficial owner has the sole voting and investment power with respect to the shares of Common Stock shown.
(3)	Includes (i) 22,996 shares of the Company’s Common Stock held directly by Sun Valley Gold Master Fund, Ltd. (“Sun Valley”), (ii) 3,141,818 shares of the Company’s Common Stock issuable upon conversion of currently convertible shares of Series B Preferred Stock held by Sun Valley, (iii) 7,133 shares of the Company’s Common Stock held by Loews Corporation (“Loews”), (iv) 974,545 shares of the Company’s Common Stock issuable upon conversion of currently convertible shares of Series B Preferred Stock held by Loews, (v) 2,945 share of the Company’s Common Stock held by Compass Offshore SAV PCC Limited (“Compass Offshore”), (vi) 402,424 shares of the Company’s Common Stock issuable upon conversion of shares of currently convertible shares of Series B Preferred Stock held by Compass Offshore, (vii) 2,413 shares of the Company’s Common Stock held by Compass SAV LLC (“Compass”) and (viii) 329,696 shares of the Company’s Common Stock issuable upon conversion of shares of currently convertible shares of Series B Preferred Stock held by Compass.
(4)	Includes 484,848 shares of the Company’s Common Stock issuable upon conversion of currently convertible shares of Series B Preferred Stock.
(5)	Includes 303,030 shares of the Company’s Common Stock issuable upon conversion of currently convertible shares of Series B Preferred Stock.
(6)	Includes 90,909 shares of the Company’s Common Stock issuable upon conversion of currently convertible shares of Series B Preferred Stock.
(7)	Includes 151,515 shares of the Company’s Common Stock issuable upon conversion of currently convertible shares of Series B Preferred Stock.
(8)	Includes 121,212 shares of the Company’s Common Stock issuable upon conversion of currently convertible shares of Series B Preferred Stock. Mr. Ryan is an employee of a broker-dealer which acted as placement agent in the sale of the Company's Series B Preferred Stock. Mr. Ryan purchased his shares of Series B Preferred Stock in the offering at the offering price and, at the time of such purchase, he had no agreements or understandings, directly or indirectly, with any person to distribute the shares of Series B Preferred Stock or any Common Stock into which it is convertible or to be issued as dividends thereon. Mr. Ryan did not receive any Company securities as compensation.
(9)	Includes 60,606 shares of the Company’s Common Stock issuable upon conversion of currently convertible shares of Series B Preferred Stock. Mr. Jeffrey A. Raich is the trustee of the Raich Trust Dtd September 17, 2001. Mr. Raich is an employee of a broker-dealer which acted as placement agent in the sale of the Company's Series B Preferred Stock. Mr. Raich purchased his shares of Series B Preferred Stock in the offering at the offering price and, at the time of such purchase, he had no agreements or understandings, directly or indirectly, with any person to distribute the shares of Series B Preferred Stock or any Common Stock into which it is convertible or to be issued as dividends thereon. Mr. Raich did not receive any Company securities as compensation.
(10)	Includes 21,212 shares of the Company’s Common Stock issuable upon conversion of currently convertible shares of Series B Preferred Stock. Mr. Harding is an employee of a broker-dealer which acted as placement agent in the sale of the Company's Series B Preferred Stock. Mr. Harding purchased his shares of Series B Preferred Stock in the offering at the offering price and, at the time of such purchase, he had no agreements or understandings, directly or indirectly, with any person to distribute the shares of Series B Preferred Stock or any Common Stock into which it is convertible or to be issued as dividends thereon. Mr. Harding did not receive any Company securities as compensation.
(11)	Includes 15,151 shares of the Company’s Common Stock issuable upon conversion of currently convertible shares of Series B Preferred Stock. Mr. Collins is an employee of a broker-dealer which acted as placement agent in the sale of the Company's Series B Preferred Stock. Mr. Collins purchased his shares of Series B Preferred Stock in the offering at the offering price and, at the time of such purchase, he had no agreements or understandings, directly or indirectly, with any person to distribute the shares of Series B Preferred Stock or any Common Stock into which it is convertible or to be issued as dividends thereon. Mr. Collins did not receive any Company securities as compensation.
(12)	Includes 15,151 shares of the Company’s Common Stock issuable upon conversion of currently convertible shares of Series B Preferred Stock. Ms. Miyakawa is an employee of a broker-dealer which acted as placement agent in the sale of the Company's Series B Preferred Stock. Ms. Miyakawa purchased her shares of Series B Preferred Stock in the offering at the offering price and, at the time of such purchase, she had no agreements or understandings, directly or indirectly, with any person to distribute the shares of Series B Preferred Stock or any Common Stock into which it is convertible or to be issued as dividends thereon. Ms. Miyakawa did not receive any Company securities as compensation.
(13)	Includes 10,000 shares of the Company’s Common Stock issuable upon conversion of currently convertible shares of Series B Preferred Stock.

DESCRIPTION OF SECURITIES

The information appearing under “Item 1. Description of Registrant’s Securities to be Registered” in the Form 8-A, is hereby incorporated by reference.

PLAN OF DISTRIBUTION

Sales by Sellers

Each seller may, from time to time, sell any or all of their shares of Common Stock on the Trading Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. If the shares of Common Stock are sold through underwriters or broker-dealers, the sellers will be responsible for underwriting discounts or commissions or agent’s commissions. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of the sale or at negotiated prices. A seller may use any one or more of the following methods when selling shares:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	broker-dealers may agree with the sellers to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
•	any other method permitted pursuant to applicable law.

The sellers may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the sellers may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the sellers (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with the rules of the Trading Market or other stock exchange on which the Common Stock is traded.

In connection with the sale of the Common Stock or interests therein, the sellers may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The sellers may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The sellers may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares. The sellers may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The sellers and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the sellers against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the sellers without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for a period of two business days prior to the commencement of the distribution. In addition, the sellers will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the sellers or any other person. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required as determined by the Company in its sole discretion, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the sellers and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. We will make copies of this prospectus available to the sellers and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale unless exempted from the prospectus delivery requirement.

The sellers may pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of sellers to include the pledgee, transferee or other successors in interest as sellers under this prospectus. The sellers also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

There can be no assurance that any sellers will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

We will not receive any of the proceeds from the sale by the sellers of the shares of Common Stock. We will pay all expenses of the registration of the shares of Common Stock pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or `blue sky` laws; provided, however, that a sellers will pay all underwriting discounts and selling commissions, if any.

Offers by the Company

We may sell the securities covered by this prospectus from time to time. Registration of the securities covered by this prospectus does not mean, however, that those securities will necessarily be offered or sold. We may sell the securities separately or together: through one or more underwriters in a public offering and sale by them; directly to investors (in those jurisdictions where we are authorized to do so); through agents; or through a combination of any of these methods of sale. We may sell the securities from time to time: in one or more transactions at a fixed price or prices, that may be changed from time to time; at market prices prevailing at the time of sale; at prices related to prevailing market prices; or at negotiated prices. We will describe the method of distribution of the securities and the terms of the offering in the applicable prospectus supplement.

If underwriters are used for the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may grant underwriters who participate in the distribution of securities an option to purchase additional securities in connection with the distribution. Any underwriter or agent involved in the offer and sale of the securities will be named in the related prospectus supplement.

Underwriters may offer and sell the securities at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. We also may, from time to time, authorize dealers, acting as our agents, to offer and sell the securities upon the terms and conditions described in the related prospectus supplement. Underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions, which may be changed from time to time, from the purchasers for whom they may act as agents.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be stated in the related prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the applicable securities laws.

Shares of our Common Stock are quoted on the NYSE AMEX. In connection with any offering of securities, the underwriters may purchase and sell securities in the open market and engage in over-allotment transactions, short-covering transactions, penalty bids and stabilizing transactions in accordance with Regulation M under the Exchange Act. Over-allotment involves sales of securities in excess of the offering size of securities to be purchased by the underwriters in an offering, which creates a short position for the underwriters. Short-covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Stabilizing transactions consist of certain bids or purchases of securities made for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the securities being offered. They may also cause the price of the securities being offered to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time. We make no representation as to the direction or magnitude of any affect that such transactions may have on the price of the securities.

Underwriters, dealers and agents may be entitled, under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by such underwriters, dealers or agents related to such civil liabilities.

Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform other services for us in the ordinary course of business for which they may receive compensation.

VALIDITY OF THE SECURITIES

The validity of the securities offered and to be offered hereby and certain other legal matters will be passed upon for us by McDonald Carano Wilson LLP. Counsel for any underwriter or agent will be named in the applicable prospectus supplement.

EXPERTS

The financial statements of December 31, 2009 and for the year in the one-year period ended December 31, 2009 (including schedules appearing therein) incorporated in this prospectus by reference to the 2010 Form 10-K have been so incorporated in reliance on the report of Jewett, Schwartz, Wolfe & Associates, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2010, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

No expert or counsel named in this prospectus as having prepared or certified any part thereof or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of our Common Stock was employed on a contingency basis or had or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in us. Additionally, no such expert or counsel was connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

7,894,737 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Global Hunter Securities	Moelis & Company	Aegis Capital Corp

February 9, 2012